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                                                                       EXHIBIT 5

                               September 29, 2000


Board of Directors of
Cray Inc.


Dear Sirs:


        I have examined the Registration Statement on Form S-3 filed by Cray Inc., a Washington corporation (the "Company"), originally filed with the Securities and Exchange Commission (the "Commission") on September 19, 2000 and as amended on September 29, 2000, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to an aggregate maximum offering of $20,000,000 of the Company's common stock, $.01 par value (the "Shares").

        I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is my opinion that when (i) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and sale of the Shares and (ii) such Shares have been issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/

                                        Kenneth W. Johnson
                                        General Counsel